Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:

Kenneth Boerger

Vice President and Treasurer

(419) 325-2279

ken.boerger@libbey.com

FOR IMMEDIATE RELEASE

WEDNESDAY, MARCH 12, 2014

LIBBEY COMMENCES TENDER OFFER

AND CONSENT SOLICITATION FOR ITS

6.875% SENIOR SECURED NOTES DUE 2020

(CUSIP No. 52989LAH2)

TOLEDO, OHIO, March 12, 2014—Libbey Inc. (NYSE MKT: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary, Libbey Glass Inc. (“Libbey Glass”), has commenced a cash tender offer (the “Tender Offer”) to purchase up to $360.0 million (“the Tender Cap”) of its outstanding $405.0 million aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “Notes”). In conjunction with the Tender Offer, Libbey Glass is also soliciting consents (the “Consents”) for certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants, modify certain of the events of default and other provisions of the Indenture and release all of the collateral securing the obligations under the Notes (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”).

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on April 8, 2014, unless extended by Libbey Glass (the “Expiration Date”). The deadline for holders to receive the Early Tender Premium (as defined below) in connection with the Consent Solicitation will be 5:00 p.m., New York City time, on March 25, 2014, unless extended (the “Consent Date”). Tendered Notes may be withdrawn at any time on or prior to the earlier of 5:00 p.m., New York City time, on March 25, 2014, or the date that Requisite Consents, as set forth in the related Offer to Purchase and Consent Solicitation Statement, are received (the “Withdrawal Date”). Other than as required by applicable law, tendered Notes may not be withdrawn after the Withdrawal Date. Libbey Glass may extend the Consent Date without extending the Withdrawal Date. Any Holder who tenders Notes pursuant to the Tender Offer must also deliver a Consent to the Proposed Amendments.

The table below provides a summary of the payments relating to the Offer.

CUSIP Number	Title of Security	Outstanding Principal Amount	Consent Date	Tender Offer Consideration (1)	Early Tender Premium (1)	Total Consideration(1)(2)
52989LAH2	6.875% Senior Secured Notes due 2020	$405,000,000	March 25, 2014, at 5:00 p.m., New York City time	$1,070.00	$30.00	$1,100.00

(1)	Per $1,000 principal amount of Notes accepted for purchase.
(2)	Inclusive of the Early Tender Premium.

Following the consummation of the Offer, pursuant to the terms of the Indenture, Libbey Glass intends to redeem $45,000,000 in aggregate principal amount of the Notes that remain outstanding following the consummation of the Offer at a redemption price of 103%, plus any applicable accrued and unpaid interest. Libbey Glass currently expects to give notice of such redemption on or about the Settlement Date (as defined below). There is no assurance, however, that any such redemption will occur. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption with respect to any Notes.

Holders who validly tender (and do not validly withdraw) Notes and deliver their Consents at or prior to the Consent Date, and whose Notes are accepted for purchase, will receive total consideration of $1,100.00 per $1,000 principal amount of Notes (the “Total Consideration”), which includes an amount of cash equal to $30.00 per $1,000 principal amount of Notes so tendered and accepted for purchase (the “Early Tender Premium”). Holders who validly tender Notes and deliver their consents after the Consent Date, but at or prior to the Expiration Date, and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration less the Early Tender Premium (the “Tender Offer Consideration”). Payment of the Total Consideration or the Tender Consideration, as applicable, will be made promptly following the Expiration Date (the “Settlement Date”). The Settlement Date is currently expected to be on or about April 9, 2014. On the Settlement Date, we intend to accept for purchase on a pro rata basis the maximum principal amount of Notes validly tendered in the Offer such that the maximum aggregate principal amount of Notes purchased in the Offer does not exceed the Tender Cap, subject to the terms and conditions of the Offer. As a result, if Holders of Notes validly tender and do not withdraw Notes in an aggregate principal amount in excess of the Tender Cap, Holders may have a portion of their Notes returned to them, with the amount of Notes returned being dependent on the overall level of participation in the Offer. Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest on Notes accepted for payment from the last interest payment date to, but not including, the Settlement Date.

The Offer is contingent upon the satisfaction of certain conditions including (i) the consummation of a new debt financing on terms and conditions satisfactory to the Company, (ii) the amending of, or the receipt of any required consents under, the existing amended and restated credit agreement, and (iii) other customary conditions, in each case as set forth in the Offer to Purchase and Consent Solicitation Statement.

Libbey Glass reserves the right to waive any and all conditions to the Offer. Libbey Glass will not be required to pay an Early Tender Premium with respect to any Notes unless such Notes are tendered at or prior to the Consent Date and Libbey Glass shall have accepted the Notes for purchase pursuant to the Tender Offer.

Libbey Glass has engaged Citigroup Global Markets Inc. to act as Dealer Manager and Solicitation Agent for the Offer and Global Bondholder Services Corporation to act as Information and Tender Agent for the Offer. Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 and (212) 723-6106 (collect). Questions regarding procedures for tendering Notes and delivering Consents or requests for documentation may be directed to Global Bondholder Services Corporation at (866) 470-4300 (toll free) or (212) 430-3774 (banks and brokers).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2013, Libbey Inc.’s net sales totaled $818.8 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business or the economy generally. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance or ability to consummate the transactions described herein include but are not limited to volatility or disruption in the capital markets and the commercial lending market relating to the Company or generally; risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western

Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.